                                                                 EXHIBIT 10 (XV)

                            AGREEMENT OF TERMINATION
                                       OF
                             DISTRIBUTOR AGREEMENT


     AGREEMENT, dated February , 2001 between CYBEX INTERNATIONAL, INC., a New York corporation (hereinafter referred to as "CYBEX"); FORZA FITNESS EQUIPMENT LIMITED, a company registered in England and Wales (Company No. 2836238) ("FORZA FITNESS"), and FORZA FITNESS GmbH, a company registered in Germany at the lower court Commercial Register Nordring 2-8 50171 Kerpen ("FORZA GMBH" and, collectively with Forza Fitness, hereinafter referred to as "FORZA"); and FITNESS HOLDINGS EUROPE LIMITED, a company registered in England and Wales (Company No. 2768509) (hereinafter referred to as the "GUARANTOR").

     WHEREAS, Cybex is in the business of the manufacture, marketing, distribution and sale of fitness equipment;

     WHEREAS, Forza is currently in the business of the marketing and sale of fitness equipment to both retail customers and commercial customers. For the purposes of this agreement a sale to a commercial customer shall mean any sale other than a sale for use in the home. The sale and marketing of Cybex equipment to commercial customers in the Territory (as defined below) being herein referred to as the "BUSINESS";

     WHEREAS, Cybex, Trotter Inc, the Guarantor and Forza Fitness have heretofore entered into the Distributor Agreement dated June 5, 1997, as amended on March 1, 2000 (as so amended, the "DISTRIBUTOR AGREEMENT"), pursuant to which Forza has acted as the exclusive distributor of Cybex equipment in the Territory (and for the purposes of this agreement, the term `TERRITORY' shall have the meaning given to it in the Distributor Agreement);

     WHEREAS, Cybex hereby warrants to the Guarantor and Forza that Trotter Inc has merged with Cybex such that Trotter Inc has ceased to exist as a separate legal entity and need not be a party to this agreement;

     WHEREAS, Cybex, the Guarantor and Forza Fitness desire to terminate the Distributor Agreement, on the terms and conditions set forth herein, and Forza wishes to cease to carry on the Business and Cybex wishes to continue to market, distribute and sell fitness equipment in the Territory; and

     WHEREAS, Forza Fitness and Forza GmbH are each a direct or indirect wholly-owned subsidiary of the Guarantor, and the Guarantor guarantees, on the terms and conditions set forth herein, the obligations of Forza hereunder;

     WHEREAS, for the purposes of this agreement, any reference to an `AFFILIATE' of a company means the subsidiary undertakings and holding companies of that company, and all subsidiary undertakings of all such holding companies and, in relation to Forza Fitness, Forza GmbH and, for the avoidance of doubt, the Guarantor, shall also include Fitness Holdings Worldwide Inc. and its affiliates.

     NOW, THEREFORE, in consideration of the following provisions it is agreed as follows:

     1.  Termination of the Distributor Agreement.
         ----------------------------------------
         (a) Subject to and on the terms and conditions set forth in this agreement, on May 1, 2001 (the "TERMINATION DATE") the Distributor Agreement and its terms and provisions shall terminate in full and shall be of no further force or effect and the parties thereto shall have no further liability whatsoever to each other thereunder.

         (b) In consideration of Forza Fitness agreeing to terminate the Distributor Agreement on the terms and conditions set forth in this agreement, Cybex shall on the Termination Date, in addition to entering into the transaction contemplated by clause 3:

              (i)  pay $721,000 in cash to Forza Fitness; and

              (ii) waive $279,000 of cash indebtedness owed to it by Forza
                   Fitness.

         (c) Forza Fitness shall repay to Cybex (or procure that an affiliate pays to Cybex on its behalf) $921,000 in cash indebtedness owed at the date of this agreement by Forza Fitness to Cybex under the Distributor Agreement, US$721,000 of which shall be payable on the Termination Date and US$200,000 of which shall be payable on the Purchase Date (as defined in Clause 3(a)(iii)).

         (d) The parties agree that, on the Termination Date, the obligation owed by Cybex to Forza Fitness under paragraph (b)(i) above shall automatically be set off against the obligation owed by Forza Fitness to Cybex under paragraph
(c) above.

         (e) If at any time pending the Termination Date Forza Fitness' total indebtedness to Cybex equals or exceeds US $1,200,000, all additional purchases of Cybex equipment and parts by Forza Fitness will be on a C.O.D. basis.

         (f) In the event that at the Termination Date Forza Fitness' total indebtedness to Cybex is less than US $1,200,000, Cybex shall supply to Forza Fitness or its designated affiliates, over a period no greater than three months after the Termination Date, Cybex equipment with a value (determined as provided herein) equal to such deficiency. Such stock shall be selected by Forza Fitness in its absolute discretion and the value of the stock to be shipped shall be determined by reference to the ex-factory (excluding freight, insurance, custom duties, export crating and forwarding, banking and consularization fees) prices used in the Distributor Agreement. The terms of delivery applicable to the
shipment shall be the same as those in the Distributor Agreement.   Delivery
dates will be based on receipt of the order from Forza Fitness or its affiliates and a confirmed manufacturing and delivery schedule from Cybex. Products supplied to Forza Fitness or its affiliates by Cybex pursuant to this clause are intended for use in the fitness clubs operated by the Guarantor or its affiliates, and are not for resale.

         (g) Subject to the terms and conditions of this agreement, Forza, Guarantor and David Giampaolo ("GIAMPAOLO"), on behalf of themselves and their respective affiliates, successors and assigns, hereby jointly, severally and unconditionally release and forever discharge Cybex and its affiliates, and their respective present and former officers, directors, employees, agents and shareholders, from and against any and all actions, causes of actions, claims, demands, grievances or complaints which they or any thereof may now or in the future have against them or any thereof pertaining to all matters, causes and things occurring on or before the Termination Date under or in connection with the Distributor Agreement (except as arising under this agreement or any document delivered hereunder) including (a) any claims arising out of the Distributor Agreement or any document delivered thereunder, including the performance of the parties thereunder or the termination thereof; (b) any matter, thing, liability or obligation relating to Cybex or the operation of its business in connection with the Distributor Agreement; or (c) any sale of product or services by Cybex in connection with the Distributor Agreement.

         (h) Subject to the terms and conditions of this agreement, Cybex, on behalf of itself and its affiliates, successors and assigns, hereby jointly, severally and unconditionally release and forever discharge Forza Fitness, Guarantor (and each of their affiliates) and Giampaolo, and their respective present and former officers, directors, employees, agents and shareholders, from and against any and all actions, causes of actions, claims, demands, grievances or complaints which they or any thereof may now or in the future have against them or any thereof pertaining to all matters, causes and things occurring on or before the Termination Date under or in connection with the Distributor Agreement (except as arising under this agreement or any document delivered hereunder) including (a) any claims arising out of the Distributor Agreement or any document delivered thereunder, including the performance of the parties thereunder or the termination thereof; (b) any matter, thing, liability or obligation relating to Forza or the operation of its business in connection with the Distributor Agreement; (c) any sale of product or services by Forza in connection with the Distributor Agreement and (d) any matter or thing pertaining to Giampaolo in his capacity as an employee, officer or director of Forza and in connection with the Distributor Agreement.

         (i) The releases provided pursuant to this paragraph 1 shall not pertain to or effect any liability or obligation (i) of a party created by this agreement or any document delivered in connection herewith or (ii) which arises after the date hereof due to the willful and intentional wrongful act of a party. Forza and Guarantor each acknowledge that Cybex is not assuming, and shall not due to this agreement (except as expressly stated herein) be subject to any of the debts, obligations or liabilities of Forza or the Guarantor. The release set forth in sub-paragraph (h) above shall not pertain to, and shall not limit or affect the right of Cybex (which right Forza and the Guarantor specifically confirm), to seek and obtain full reimbursement from Forza and the Guarantor for any resultant loss, cost or expense (including reasonable attorney's fees) in the event that, under any theory, any third party claims that Cybex or its affiliates are liable for, or Cybex or its affiliates are held liable or responsible for, any such debts, obligations or liabilities of Forza or the Guarantor save to the extent that the same shall be caused or exacerbated by Cybex or any of its affiliates after the date hereof. In any event, such releases shall be void and of no effect if this agreement is terminated pursuant to paragraph 7 below.

          (j) With effect on and from the Termination Date, Cybex shall perform all warranty and buy-back obligations (other than the GATX buy-back obligation ) relating to Cybex products which on or before the Termination Date have been sold by Forza to the extent that such obligations have been given by Forza to the relevant customer. As envisaged by clause 12(h) of the Distributor Agreement, Forza Fitness shall provide (or shall procure the provision) to Cybex of the names and addresses of all customers of the Business and the service records (in whatever format) of all such customers. Forza Fitness warrants to Cybex that the information contained in Schedule 1 sets out accurate details of all warranties given by Forza to buyers of Cybex products that are not in accordance with Cybex's standard written warranties as set forth in Schedule 2 and Forza Fitness further warrants to Cybex that the information contained in
Schedule 3 sets out accurate details of all the current buy-back arrangements given by Forza to buyers of Cybex products.

     2.  Conduct of Business Pending Termination Date.
         --------------------------------------------
         (a) Forza Fitness shall, and shall procure that Forza GmbH shall, pending the Termination Date, continue to service existing orders of the Business and to accept new orders for the Business with the same degree of care and diligence heretofore expended but having regard to the fact that Forza will be winding down its Business operations in this period.

         (b) Any orders for Cybex products received after the date hereof which require delivery prior to the Termination Date shall be for the account of and in the name of Forza.

         (c) Any orders for Cybex products received after the date hereof which require delivery on or after the Termination Date shall be for the account of and in the name of Cybex, and shall be on Cybex terms and conditions as set out in Schedule 4. In particular, but without prejudice to clause 1(h), on or after the date of this agreement Forza Fitness will provide (and shall procure that Forza GmbH will provide) no warranty which is in excess of that permitted by
Schedule 4 or, in the case of used product, exceeds six months labour and parts. Copies of all such orders will be provided by Forza Fitness to Cybex within seven days of signing, and any orders larger than a contract price of (Pounds)25,000 will require the prior written approval of Cybex (acting through Howard Davies or John Young). Cybex shall be responsible for any sales commissions payable to Forza employees with respect to such sales. In consideration of such sales agency arrangement, Cybex shall pay to Forza Fitness at the Termination Date a management fee of US $30,000 in cash, plus VAT, for sales agency services from the date hereof until the Termination Date.


     3.  Buy-Back of Cybex Parts and Products in Connection with the Termination
         -----------------------------------------------------------------------
of the Distributor Agreement. In connection with the termination of the
----------------------------
Distributor Agreement, the parties agree as follows with respect to the buy-back of Forza's stock of Cybex parts and Cybex products as of the Termination Date:

         (a) Stock of Cybex Parts and Products.
              ---------------------------------
             (i) As envisaged by Section 12(f) of the Distributor Agreement, Cybex shall have the option to acquire Forza's stock of Cybex products (not parts) owned as at the Termination Date. Forza Fitness will provide to Cybex no later than February 23, 2001, an itemized stock list, setting forth Forza's stock of Cybex products and the valuation thereof at the ex-factory prices used in the Distributor Agreement plus a levy of 20% to cover freight, insurance, custom duties, export crating and forwarding, banking and consularization fees ("THE EX-WAREHOUSE VALUATION"). On or before March 2, 2001 the parties will meet to agree which items (if any) included on such stock list shall be purchased by Cybex and to agree any adjustments to be made to the ExWarehouse Valuation thereof to take into account any obsolete, slow-moving (being a piece of equipment which has not been sold in the six months since it was purchased) or damaged goods. Cybex shall notify Forza Fitness no later than March 2, 2001 as to whether it exercises its option to acquire such stock, at the agreed upon valuation, effective upon the Termination Date.

          (ii) As envisaged by Section 12(f) of the Distributor Agreement, Cybex shall buy all of Forza's stock of Cybex parts owned by Forza as at the Termination Date except for those parts which Cybex determines in its sole discretion are not in good condition. The purchase price for such parts shall be the Ex-Warehouse Valuation of such parts after taking into account any adjustment for damage (but no adjustment shall be made for obsolescence or slow moving parts).

Notwithstanding the above, Cybex shall be obliged to purchase products and parts pursuant to and valued in accordance with clause 3(a)(i) and clause 3(a)(ii) which in aggregate have a purchase price of not less than $400,000 and Forza Fitness warrants to Cybex that as at March 2, 2001 there will be sufficient products and parts made available to Cybex for it to purchase the aforesaid amount.

          (iii) Immediately prior to the Termination Date, the parties shall take a joint inventory of Forza's stock of Cybex parts and products (in England and Germany), the purchase price payable therefor being determined in accordance with the foregoing provisions. As Forza Fitness and Cybex may agree between themselves at the time of the inventory, any new products which have been purchased by Forza since March 2, 2001 may also be purchased by Cybex at the Ex-Warehouse Valuation. The purchase price for such parts and products shall be payable no later than June 12, 2001 (`the Purchase Date') and the delivery of such parts and products by Forza to Cybex shall take place at any time on or before the Termination Date as the parties may agree. At the election of Cybex, up to 20% of the purchase price may be payable in kind by delivery of Cybex product, provided always that not less than 80% of the consideration moving from Cybex under this agreement shall be payable in cash. Furthermore, the parties acknowledge that the waiver of debt in Clause 1(b) shall not constitute cash consideration for these purposes. Subject to the foregoing, if Cybex elects to satisfy up to 20% of such purchase price by the delivery of product, Cybex shall supply Cybex equipment to Forza Fitness or its designated affiliates with an aggregate value (determined as provided herein) equal to such proportion of the purchase price. Such stock shall be selected by Forza Fitness in its absolute discretion and the value of the stock to be shipped shall be determined by reference to the ex-factory (excluding freight, insurance, custom duties, export crating and forwarding, banking and consularization fees) prices used in the Distributor Agreement. The terms of delivery applicable to the shipment by any party of parts and products under this clause shall be the same as those in the Distributor Agreement and, for the avoidance of doubt, delivery of the parts and product shall be effected ex-warehouse. Delivery dates for the supply of equipment by Cybex under this clause will be based on receipt of the order from Forza Fitness or its affiliates and a confirmed manufacturing and delivery schedule from Cybex.

          (b)  Title.  Forza Fitness (or its affiliates) has and will convey (or
               -----
shall procure the conveyance) to Cybex on the Termination Date good and marketable title to all the stock to be purchased by Cybex free and clear of all claims, liens, security interests and encumbrances of any nature whatsoever.

          (c) Instruments of Conveyance and Transfer.  At or prior to the
              --------------------------------------
Termination Date, Cybex (i) shall receive from Forza Fitness such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as are effective to transfer to Cybex good and marketable title to the stock to be purchased by Cybex pursuant to clause 3(a) of this agreement and, simultaneously with such delivery, Forza Fitness shall take or cause to be taken all such other steps as are requisite to put Cybex in actual possession and operating control of such stock and (ii) Cybex shall have received such evidence as it may reasonably require that all liens and encumbrances on such stock have been fully discharged and satisfied.

     4.  Further Agreements.  The parties further agree as follows:
         ------------------

         (a) Further Assurances.  Forza Fitness and Cybex each agree that it
             ------------------
will, upon request of the other at any time after the Termination Date and without further consideration, execute and deliver (or procure the execution and delivery of) such other documents and instruments and take such other action as may reasonably be requested to carry out more effectively the purpose and intent of this agreement.


         (b)  Account Debtors of Forza.  For a period of six months after the
              ------------------------
Termination Date, neither Cybex nor any of its affiliates shall directly or indirectly supply any products, parts or services to customers of the Business who owe any sums to Forza Fitness or its affiliates if such owed amounts have arisen from the ordinary trading of the Business prior to the Termination Date, until such sums have been paid or satisfied in full; provided that this subparagraph (b) shall not prevent Cybex or its affiliates from performing required warranty services nor shall it pertain to any account debtor whose total account is less than (Pounds)100.

          (c)  Purchase of Equipment.
               ---------------------
          (i) The Guarantor agrees that it shall, or that it shall procure that Forza and/or its affiliates (including, for the avoidance of doubt, its US affiliates) shall, during the 12 month period following the Termination Date purchase from Cybex equipment with a purchase price of at least US $1 million. The prices to be charged for such equipment shall be as set out in Schedule 5.

          (ii) In addition to the obligation set out in clause 4(c)(i) above, the Guarantor agrees that it shall, or that it shall procure that Forza and/or its affiliates (including its US affiliates) shall, purchase from Cybex on or before the Purchase Date equipment with an aggregate value equal to the purchase price payable by Cybex pursuant to Clause 3(a) less US$200,000. Such stock shall be selected by the Guarantor (or its affiliates) in its absolute discretion and the value of the stock to be shipped shall be determined by reference to the ex-factory (excluding freight, insurance, custom duties, export crating and forwarding, banking and consularization fees) prices used in the Distributor Agreement.

          (iii) The terms of delivery applicable to the shipment by Cybex of parts and products under this clause 4(c) shall be the same as those in the Distributor Agreement and, for the avoidance of doubt, delivery of the parts and product shall be effected ex-warehouse. Delivery dates will be based on receipt of the order from the Guarantor (or, as the case may be, its affiliates) and a confirmed manufacturing and delivery schedule from Cybex provided always that the delivery of equipment pursuant to clause 4(c)(ii) must be effected on or before December 31, 2001.

          (d) Covenant to Change Name; Etc.  Immediately following the
              -----------------------------
Termination Date, Forza Fitness will, and it shall procure that Forza GmbH shall, as soon as reasonably possible change its name to one not using the term "Forza" or any variation thereof. From and after the Termination Date, Forza Fitness and Cybex shall, and shall procure that their affiliates shall, refrain from any use of the name "Forza" or any variation thereof, except that Forza may use the name and all associated trademarks and trade names of "Forza" for a period of six months after the Termination Date in connection with its retail (that is, sale of fitness equipment for use in the home) business and the commercial sale of non-Cybex products, and for a period of three months from the Termination Date in connection with the commercial or retail sale of parts and products not acquired by Cybex pursuant to this agreement.

          (e)  Employees. The parties agree that this agreement does not create
               ---------
or constitute a relevant business transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended) and (S) 613a of the German Civil Code (together the "TRANSFER REGULATIONS"). In any event, it is agreed that if there is found to have been a relevant business transfer for the purposes of the Transfer Regulations, either in the UK or in Germany, then Forza Fitness shall indemnify Cybex and keep Cybex indemnified against all losses, costs, claims, damages and liabilities incurred by Cybex arising out of, or in connection with, the employment and/or the termination of employment of any of Forza's Employees (including without limitation any breach of the duty to inform and consult any affected employees under the Transfer Regulations), in so far as any such claim is made by any of Forza's Employees against Cybex. For the purposes of this paragraph 4(e), "FORZA'S EMPLOYEES" means any person employed by Forza on or at any time during the 6 months prior to the Termination Date.

          (f) Cybex undertakes as soon as reasonably practicable to notify Forza Fitness in writing of any matter or thing coming to its notice which, in its reasonable opinion, will give rise to any claim under clause 4(e) and that Cybex shall, subject to any obligations of confidentiality, at all times thereafter promptly disclose in writing to Forza all information and documents in its possession or under its control and relating to such claim and the matters giving rise thereto. Furthermore, Cybex shall (i) not take any action to avoid dispute resist appeal settle compromise or defend or otherwise deal with any such claim without the prior written consent of Forza (not to be unreasonably withheld or delayed) and (ii) (subject first to being indemnified by Forza to its reasonable satisfaction against all liability which may thereby be incurred) take such action as Forza may reasonably require from time to time to assist it in dealing with such claim or to enforce any rights it or they may have to recover from any third party any sum or benefit the matter of the subject of the claim or otherwise referable thereto.


          (g) Investigations.  Cybex may prior to the Termination Date, through
              --------------
its employees, agents and representatives, make or cause to be made such investigations during normal and reasonable business hours as it deems necessary or advisable of the stock to be purchased pursuant to clause 3(a), and customer records of the Business, provided reasonable prior notice is given to Forza Fitness. In such regard, Forza Fitness shall permit (or procure the permission for) Cybex and its employees, agents and representatives (subject to reasonable prior notice) to have full access to the premises of Forza and all such records of the Business.

     5.  Non-Competition and Non-Disclosure.
         ----------------------------------

         (a) Forza covenants that, for the two year period following the Termination Date, it shall not, nor shall it permit any affiliate to (including while he remains employed by Forza or any affiliate, Giampaolo), whether directly or indirectly, in any way for its own account or for the account of any other person, anywhere within the Territory, engage in the business of the sale, marketing, manufacturing or distribution of products which are competitive with the Business.

         (b) Nothing in subparagraph (a) above shall prohibit the Guarantor, Forza or their affiliates (including Giampaolo) from:
             (i) the distribution of competitive leisure products for retail sale (that is, the retail sale to consumers of products for use in their homes);
             (ii) for a period of six months from the Termination Date, the winding down of the remaining Business;
             (iii) the acquisition, sale, development and operation of health and fitness clubs within the Territory or anywhere else;
             (iv) for a period of six months from the Termination Date; any activities which are required to be performed in order to fulfil its outstanding obligations in relation to the Business or otherwise which have arisen on or before the date hereof
             (v) owning (for investment purposes only) not more than five percent (5%) of the shares of a company listed or dealt in on a recognized stock exchange;

             (vi) selling to any person (whether a retail or commercial customer) -
                  (aa) fitness products previously used within clubs owned or operated by Forza or its affiliates;
                  (bb) aerobic step products from Reebok and The Step Company;
                  (cc) Forza's and its affiliates' stock (as at the
              Termination Date) of indoor bicycles manufactured by or on behalf of Reebok;
                  (dd)  Reebok's The Core Board;
                  (ee) any parts and products not purchased by Cybex under
              this agreement, and
                  (ff) other ancillary studio products which do not directly compete with the Business; and
              (vii) fulfilling its obligations in relation to any buy back or similar arrangements which have arisen on or prior to the Termination Date.

         (c) Forza covenants that neither it nor any affiliate (including while he remains employed by Forza or any affiliate, Giampaolo) shall at any time, without first obtaining the prior written consent of Cybex, disclose to any third party or utilize any of the confidential information of the Business or of Cybex, including the customer list. Cybex covenants that neither it nor any of its affiliates shall at any time, without first obtaining the prior written consent of Forza, disclose to any third party or utilize any of the confidential information of Forza that does not relate to the Business. The restrictions in this clause shall not apply to any confidential information which: (i) at the date of this agreement is in the public domain; or (ii) after the date of this agreement comes into the public domain other than as a result of negligence or an unauthorised disclosure by Forza or Cybex in breach of this clause; or (iii) becomes available to Forza or Cybex, or one of their affiliates, from a source other than a party to this agreement and other than an affiliate of Forza or Cybex, which source has the legal right to use and disclose the same and is not subject to any agreement or other duties relating to confidentiality in respect thereof; or (iv) is required to be disclosed by any regulatory rule or order of a court or tribunal of competent jurisdiction.

         (d) Giampaolo covenants and agrees that he will comply with the provisions of subparagraph (a) above, so long as he remains employed by Forza or any of its affiliates, and that he will comply with the provisions of sub-paragraph (c) above, both during and after the period he remains employed by Forza or any affiliate.

         (e) In the event that any of the foregoing restrictions shall be adjudged to be overly broad in scope (whether as to time, geographic area or otherwise), such restrictions shall be deemed to extend only to the maximum permissible extent.

     6.   Unconditional Guarantee.  For good and valuable consideration,
          -----------------------
receipt and sufficiency of which is hereby acknowledged, the Guarantor, as principal obligor and not merely as surety, hereby irrevocably and unconditionally guarantees to Cybex the prompt and full performance by Forza of all obligations and liabilities of Forza owing or to be owing to Cybex under this agreement or any document to be delivered hereunder, whether such liabilities and obligations exist on the date hereof or hereafter arise. The

Guarantor agrees that this Guarantee shall not be discharged or affected by any circumstance, matter, event or thing which might otherwise constitute a legal or equitable discharge, this guarantee to be extinguished solely by the performance of all obligations and liabilities guaranteed hereunder.

     7.   Termination.  This agreement may be terminated at or prior to the
          ------------
Termination Date in accordance with the following provisions:

          (a) By Forza, if Cybex defaults in any material respects in any of its obligations hereunder and such default continues 10 days after written notice of such default (which shall specify in reasonable detail the nature of the default) shall have been provided to Cybex by Forza; or

          (b) By Cybex, if Forza defaults in any material respects in any of its obligations hereunder and such default continues 10 days after written notice of such default (which shall specify in reasonable detail the nature of the default) shall have been provided to Forza by Cybex.

     8.   Miscellaneous.
          -------------

          (a) Expenses.  Cybex and Forza each agrees to pay its own costs and
              --------
expenses in connection with the transactions contemplated by this agreement, including without limitation legal and accounting expenses. Cybex and Forza each warrant to the other that it has not dealt with any third party in such manner as to cause the other party to be liable in any respect of any broker's or finder's commissions.

          (b) Set-Off.  With the exception of any amount already set off
              -------
pursuant to Clause 1(d), any party to this agreement may set off any payment obligation (whether or not matured) owed by it and, in the case of Forza, any of its affiliates (including its US affiliates), to any other party under or pursuant to clauses 1(c), 3(a) and 4(c)(ii) of this agreement against any payment obligation (whether or not matured) owed by the other party to that party, regardless of the place of payment of either obligation.

          (c) Survival.  Notwithstanding any presumption to the contrary, all
              --------
covenants, warranties and agreements contained in this agreement shall survive the Termination Date.

          (d) Law; Benefit.  The provisions of this agreement shall be construed
              -------------
in accordance with the laws of England and Wales. The courts within the Commonwealth of Massachusetts, United States of America, shall have exclusive jurisdiction of all disputes and controversies arising out of or related to this agreement or the parties' performance hereunder, and the parties consent to the exclusive jurisdiction of such courts. This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, no party shall have the right to assign or delegate its rights or obligations hereunder without the prior written consent of the other parties, except that Cybex, upon giving written notice to Forza Fitness, may assign its rights, in whole or in part, to one or more wholly-owned subsidiaries, in which case Cybex shall nevertheless remain responsible for all of its obligations hereunder and Cybex and such assignees shall each have the benefit of all rights and privileges provided hereby and provided that such assignee must assign the same back to Cybex or to another wholly-owned subsidiary of Cybex immediately upon the event that the assignee itself ceases to be a wholly owned subsidiary of Cybex. The obligations of Forza Fitness and Forza GmbH hereunder are several.

          (e) Notices.  All notices, demands or other communications hereunder
              -------
must be in writing and shall be deemed to have been duly given if delivered in person, against receipt therefor, or by prepaid mail, certified or registered, with return receipt requested, or by facsimile or otherwise actually delivered against receipt therefor, as follows:

               (i)  If to Forza or the Guarantor:
                    Devon House
                    58-60 St Katherine's Way
                    London E1W 1LR
                    Attn: Company Secretary
                    Fax No:  44 (0) 20 7816 5313

                    With a required copy to:

                    Gouldens
                    10 Old Bailey
                    London EC4M 7NG
                    Attention:  Ref: JQB/RZB
                    Fax No:  44 (0) 20 7583 6777

              (ii)  If to Cybex:
                    10 Trotter Drive
                    Medway, MA  02053
                    Attn: CEO
                    Fax No.508-533-5500

                    With a required copy to:

                    Archer & Greiner
                    A Professional Corporation
                    One Centennial Square
                    Haddonfield, New Jersey 08033
                    Attention:  James H. Carll, Esquire
                    Fax No. 856-795-0574


          (f) Counterparts.  This agreement may be executed in one or more
              ------------
counterparts, each of which shall constitute an original hereof, but all of which shall constitute but one and the same document.

          (g) Entire Agreement.  This agreement sets forth all of the promises,
              ----------------
agreements, conditions and understanding between the parties relative to the termination of the Distributor Agreement and the other transactions contemplated hereby, and supersedes all prior agreements or understandings of the parties with respect thereto. This agreement may be amended or supplemented solely by a writing executed by the parties hereto.

          (h) Competition Authorities.  If either Forza or Cybex in its
              -----------------------
absolute discretion considers it desirable or necessary for any reason whatsoever (and no admission is made by Forza or Cybex in this respect) to notify this agreement to the European Commission (under Regulation 17/62/EEC) and/or to the Office of Fair Trading (under the Competition Act 1998) and/or the German Bundeskartellamt (under the German Anti-Trust Code) for clearance and/or exemption, Forza, the Guarantor and Cybex shall co-operate in such notification. Without limitation to the above, Forza and the Guarantor shall provide Cybex with all information required by the European Commission and/or the Office of Fair Trading and/or the Bundeskartellamt for the purposes of such notification. The costs of such notification shall be shared equally between Forza and Cybex. For the purposes of this clause, the term "agreement" shall include every other agreement which forms part of the same arrangement.

          (i) Public Announcement. Any public announcement made by either
              -------------------
party, whether prior to or after the Termination Date, pertaining to this agreement or the transactions contemplated under this agreement shall be subject to the prior approval of the other party, except as required by applicable laws or stock exchange requirements. Forza consents to the press release excerpt attached hereto as Schedule 6.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement on the day and year first above written.



CYBEX INTERNATIONAL, INC.


By:
   -----------------------------------


FORZA FITNESS EQUIPMENT LIMITED


By:
   -----------------------------------

FORZA FITNESS GMBH

By:
   -----------------------------------


FITNESS HOLDINGS EUROPE LIMITED


By:
   -----------------------------------


The undersigned has executed this agreement solely to evidence his agreement to be bound by the provisions of paragraphs 1 and 5 thereto, to the extent pertaining to him.


--------------------------------------------------------------------------------
DAVID GIAMPAOLO

                                   SCHEDULE 1

              NON-STANDARD CYBEX PRODUCT WARRANTIES GIVEN BY FORZA


1    Hilton Group Plc Agreement     Cybex standard terms on all strength except
                                    upholstery which is 2 years with all pads
                                    returned

2.   The Champneys Group Terms and  Cybex standard terms, 10 years on all
     Conditions dated 3 March 1998  resistance and free weight equipment except
                                    2 changes of upholstery during 5 year period

3.   Longshot/Third Space for       Same as Champneys. 2 upholstery changes
     install March 2001             during 5 years

4.   KX                             3 years offered on CV

                                   SCHEDULE 2

                      CYBEX'S STANDARD PRODUCTS WARRANTIES



CV PRODUCTS

Cybex Cardiovascular products come with a three-year limited warranty on all parts and labor. Parts are warranted to be free from defects in materials and craftsmanship for 3 years from the date of installation.

STRENGTH PRODUCTS

Cybex Strength Products come with a limited warranty on all parts and labor. Parts are warranted to be free from defects in material and craftsmanship for the duration of the warranty period as follows:

Lifetime:      frame
5 years:       rotating bearings, guide rods, pulleys, cams, weight stacks
3 years:       cables, bushings, linear bearings and other parts not listed
120 days:      upholstery and handgrips

Labor is warranted for one year.

                                   SCHEDULE 3

            BUY-BACK ARRANGEMENTS AGREED BY FORZA FOR CYBEX PRODUCTS


1. Topnotch Agreement - 40 pieces, 2 clubs    All Cybex strength equipment after 3 years
                                              at 45% of price paid.  All Cybex strength
                                              equipment after 4 years at 35% of price paid

2. Goldman Sachs (Peterborough Court)         Equipment is on rental for a maximum period
   Agreement                                  of 18 months (commenced May 2000), charged
                                              at (Pounds)2,297.37 per month.  This was
                                              agreed by Patrick Hooper based on the
                                              discounted price of the kit less a
                                              self-agreed (Forza) residual value of 35%
                                              off the original invoice value i.e.
                                              (Pounds)27,567.75.  The equipment was
                                              invoiced and the sale recorded in full
                                              whilst off line invoices were raised for
                                              the rental - the equipment belongs to Forza

3. The Champneys Group Terms and              Buy-back after 5 years, on Forza equipment
   Conditions revised 3 March 1998 -          resistance at 20% of cost; on non-Forza
   Piccadilly/City Point/Brussels             equipment resistance at 15% of cost

4. Letter to GATX Asset Residual              Buy-back of goods listed in a lease between
   Management Plc. Copy of finance            The HiLife Group Limited and Lombard North
   agreement required from Lombard            Plc at 60% of price after 1 month, 50% of
                                              price after 13 months and then 40% of price
                                              after 25 or 37 months.  No paperwork
                                              available or payment yet received

5. Other finance deals with
   a)  General Guarantee for Sport Scotland
   b)  Associates for
          (i)   Rainbow 2000 Corporation Ltd
          (ii)  The Ministry of Health t/a Energy Zone
          (iii) Club One Fitness
   c)  Admiral Leasing for Eden Park Leisure

                                   SCHEDULE 4

                 CURRENT STANDARD TERMS AND CONDITIONS OF CYBEX


1. SELLER'S TERMS TO GOVERN: This document, whether designated as a quote, offer, or sales acknowledgment, is an offer to sell made by Cybex International, Inc. ("Cybex" or "Seller"). Acceptance is expressly limited to the terms of Cybex' contract, and in the event that Buyer's acceptance or other response hereto states terms additional to or different from those set forth herein, this document shall be deemed a notice of objection to such additional or different terms and rejection thereof.

2. PRICES: Prices shown on quote are Seller's prices in effect on that date and are shown in U.S. dollars. Quotes shall expire in thirty (30) days unless otherwise noted thereon. Verbal price representations cannot supersede a written price quote. Seller reserves the right to correct any clerical or mathematical errors prior to Buyer acceptance. Shipments will be billed at prices stated on accepted orders unless delays have been initiated or requested by Buyer which shall entitle Seller to any and all additional costs and expenses resulting from the delay.

3. TAXES AND DUTIES: The price does not include any federal, state or local taxes, assessments or duties. Therefore, in addition to the price stated herein, any applicable sales, use or other taxes and government charges imposed by any governmental body upon the transaction shall be an additional charge and shall be the responsibility of the Buyer, unless the Buyer is exempt from such taxes and the Seller receives the Buyer's Certificate of Exemption prior to shipment.

4. TERMS OF PAYMENT: Unless the Seller's credit department has given the Buyer its prior written approval, the terms of payment are as they appear at the top of the quote or sales order documents. Seller reserves the right to require full or partial payment in advance of any shipment, or other payment arrangements whenever, in its judgment, the financial condition of Buyer does not justify shipment of the goods on the terms specified. If payment on the goods to Seller is in arrears, Seller shall have the right and option to withhold warranty rights, as outlined under the "LIMITED WARRANTY" sections herein, or to withhold service and parts.

5. SHIPMENT: All products are shipped F.O.B. from origin, unless otherwise specified. The title of the equipment passes to Buyer upon receipt of full payment. Buyer is responsible for any loss or damage to shipments after leaving the point of manufacture. Buyer is responsible for recording any shortages, damages or losses on the Delivery Receipt at the time of delivery. A copy of Buyer's Delivery Receipt must be forwarded to the Cybex Customer Service Department, at the address identified in paragraph 18 herein, when damage or losses are claimed. All concealed damage, or damage not apparent until the equipment is unpacked and examined, must be reported to the Cybex Customer Service Department, at the address or telephone number identified in paragraph 18 herein, within 48 hours of delivery. All concealed damage claims must be made within fifteen (15) days from the delivery date. Buyer is responsible for notifying the Carrier to perform an inspection of the damages before the close of business on the fifteenth day after delivery. All packaging materials must be kept available by buyer for the inspection. Failure to report a concealed damage claim as outlined above will affect Buyer's ability to fully recover damages from the carrier and will result in Buyer assuming any costs incurred for replacing or repairing the damage.

6. BIDS AND PERFORMANCE BONDS: Any or all administrative and handling charges that may occur over and above the prices quoted will be assumed by Buyer.

7. INSTALLATION: Seller is responsible for installation of the equipment, except as otherwise provided herein or requested by Buyer. Installation includes unpacking, assembly and an operational check of the equipment. Unless otherwise specifically provided in writing, Buyer has full responsibility for assuring the Carrier places the equipment in its final use location. Shipping and handling charges cover trucking and placement of equipment in any predetermined location in your facility or home. Buyer will assume all costs and expenses incurred as a result of deliveries requiring the equipment to be carried more than 100 feet from the closest point accessible by a commercial tractor trailer or those deliveries requiring the use of a hoist, other special equipment, services or additional manpower. Installation does not include the anchoring of product. Buyer is responsible for all anchoring. Buyer will assume all costs and expenses associated with transportation, storage, manpower, and waiting time for the equipment that is delivered to the requested location when delivery cannot be accepted for any reason.

8. DELIVERY: Any delivery date stated under this contract is the Seller's best estimate and is based upon prompt receipt of all necessary information and payment from Buyer. Seller makes no guarantee of delivery by such date and shall have no liability or other obligation for failure to deliver on such date, regardless of cause, unless expressly stated otherwise. Seller shall have no liability or other obligation hereunder if its performance is delayed or prevented to any extent by any event such as, but not limited to, any act of God, strike or work stoppage, fire, flood, accident, allocation or other controls of the Government authorities, shortage of transportation, fuel, material and labor, or any other cause beyond the Seller's reasonable control.

9. CANCELLATION or ALTERATION: No order may be canceled or altered after the mailing of the sales acknowledgment unless agreed to by Seller. Cancellation or alteration of orders, if agreed to by Seller, will obligate Buyer to pay to Seller a handling charge of 25% of the sales order amount plus any and all expenses incurred and damages sustained by Seller to return the product to the point of manufacture. Custom orders obligate Buyer to pay Seller 100% of the sales order amount plus any and all expenses sustained by Seller to return the product to the point of manufacture. Seller will make every reasonable effort to ship by the estimated date, but failure to do so shall not be cause for cancellation.

10. RETURNED GOODS: When agreed to by Seller, Buyer may return products with a Return Authorization Number, obtainable through the Cybex Customer Service Department, at the address or telephone number identified in paragraph 18 herein. Buyer's failure to obtain this number will prevent Seller from being liable when the product is not accepted by Seller's receiving dock. Buyer must ship all returned products freight prepaid.

11. PRODUCT CHANGES: Seller reserves the right to change or revise specifications and product design in connection with any feature of Seller's products. Such changes do not entitle Buyer to corresponding changes, improvements, additions, replacements for product previously sold or shipped.

12. INDEMNIFICATION BY NON-CONSUMER BUYERS: Non-consumer Buyers agree to and do hereby indemnify and hold harmless Seller against all costs and expenses, including attorney's fees, damages, liabilities and judgments for personal injuries, including death, resulting from the use or misuse of Seller's products, the Buyer's failure to provide adequate instructions to individuals using the products, failure to provide required product maintenance, and/or failure to bolt product as provided in Seller's Owner's Manual, however caused or alleged to have been caused directly or indirectly by Buyer, its agents, officers, directors and employees.

13. AMENDMENT, MODIFICATION or SUBSTITUTION: This document, when accepted in any manner by Buyer, shall contain the entire agreement between the parties. Any modifications thereof must be in writing and signed by Seller. No prior dealings of the parties or trade custom not embodied herein shall alter the interpretation or enforcement of this contract.

14. LIMITED WARRANTY TO NON-CONSUMER BUYERS: Seller warrants, to the original non-consumer Buyer only, that any product manufactured by it, herein listed under "EXPIRATION OF LIMITED WARRANTIES FOR NON-CONSUMER BUYERS," will be free from defects in material and workmanship, under normal use and service according to the specified warranty duration listed, beginning from the date of installation. Seller's obligation under this warranty shall be strictly and exclusively limited to repairing or replacing free of charge, F.O.B. origin, those parts and materials which are, in Seller's judgment, defective. Seller cannot control the environment nor manner in which the products are used; therefore this warranty does not cover corrosion of the products during use, deterioration caused by conditions of use, the sufficiency of the application of finishes and/or cleaners, or the suitability of finishes and/or cleaners for the Buyer's environment. Seller does not warrant the normal maintenance repairs that are identified in the Seller's Owner's Manual. Seller assumes no responsibility for reimbursing repair or replacement expenses incurred without its prior written authorization. Buyer shall be responsible for all labor costs incurred in connection with such repair or replacement at the installation site unless agreed upon by Seller or covered herein. All costs of removing, packing and shipping defective products and parts shall be paid by the Buyer unless otherwise agreed by the Seller. If Seller's authorized representative determines in his sole and final discretion that the nature of the defect precludes remedy by repair or replacement of parts, Seller reserves the right to satisfy its warranty obligation in full by refunding the full purchase price upon return of all products to it, freight prepaid. The products or services of other manufacturers which are furnished by Seller are covered only by such warranties as are given by sold manufacturer to Seller. In this regard, Seller agrees to certify to Buyer the identity of the supplier of items claimed to be defective so that the Buyer may pursue warranty claims against that party.
EXPIRATION OF LIMITED WARRANTIES FOR NON-CONSUMER BUYERS:
Cybex Cardiovascular Products: Seller will warrant labor and parts for one year. Refer to the "LIMITED WARRANTY FOR NON-CONSUMER BUYERS" paragraph above for transportation cost responsibility and further explanation of warranty coverage limitations and exclusions.
The 400 and 410T are warranted for residential and light commercial use only. Cybex Strength Products: Seller will warrant labor for one year. Parts are warranted for the time period indicated below. Refer to the "LIMITED WARRANTY" paragraph above for transportation cost responsibility and further explanation of warranty coverage limitations and exclusions.
One year: Structural frame, rotary bearings, guide rods, pulleys, cams, weight stacks, cables, bushings, linear bearings, and other parts not listed; 120 Days:
Upholstery and handgrips.

15. LIMITED WARRANTY TO CONSUMER BUYERS: Seller warrants, to the original consumer Buyer only, that any product manufactured by it, herein listed under "EXPIRATION OF LIMITED WARRANTIES FOR CONSUMER BUYERS," will be free from defects in material and workmanship, under normal use and service according to the specified warranty duration listed, beginning from the date of installation. Seller's obligation under this warranty shall be strictly and exclusively limited to repairing or replacing free of charge those parts and materials which are defective. Seller cannot control the environment nor manner in which the products are used; therefore this warranty does not cover corrosion of product during use, deterioration caused by the conditions of use, the sufficiency of finishes and/or cleaners applied, or the suitability of finishes and/or cleaners for the consumer Buyer's environment. Seller does not warrant the normal maintenance repairs that are identified in the Seller's Owner's Manual. Seller assumes no responsibility for reimbursing repair or replacement expenses incurred without its prior written authorization. Seller reserves the right to satisfy its warranty obligation in full by refunding the full purchase price upon return of all products to Seller. The products or services of other manufacturers which are furnished by Seller are covered only by such warranties as are given by said manufacturer to Seller. In this regard, Seller agrees to certify to Buyer the identity of the supplier of items claimed to be defective so the Buyer may pursue warranty claims against that party.
EXPIRATION OF LIMITED WARRANTIES FOR CONSUMER BUYERS:
The PG 400, 400S and 300T are warranted for residential use only.
The 400T and 410T are warranted for residential and light commercial use only. Cybex Strength and Cardiovascular Products: Seller will warrant for one year.

16. DISCLAIMER OF WARRANTIES AND LIMITATION OF REMEDIES:
SELLER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO GOODS OR SERVICES PROVIDED BY SELLER OTHER THAN THOSE SET FORTH HEREIN. IN THE CASE OF NONCONSUMER BUYERS, ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED, AND ANY WARRANTY OTHER THAN THE WARRANTIES EXPRESSLY PROVIDED HEREIN IS SPECIFICALLY EXCLUDED.

IN THE CASE OF CONSUMER BUYERS, THE DURATION OF ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE IS LIMITED TO THE DURATION OF THE EXPRESS WARRANTIES PROVIDED HEREIN.
SELLER WILL NOT BE LIABLE FOR ANY DIRECT OR INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, LOSSES, OR EXPENSES, INCLUDING, BUT NOT LIMITED TO COMMERCIAL LOSSES, BUSINESS INTERRUPTION, OR DAMAGES RESULTING TO PROPERTY OTHER THAN THAT WHICH IS THE SUBJECT OF THE SALES TRANSACTION.
Notice to Consumer Buyers: Some states do not allow the exclusion or limitation of incidental or consequential damages and/or limitations on how long an implied warranty lasts, so the above limitations or exclusions may not apply to you. This warranty gives you specific legal rights, and you may also have other rights which may vary from state to state.

17. ALTERNATIVE DISPUTE RESOLUTION FOR NON-CONSUMER BUYERS ONLY:
SELLER RESERVES THE RIGHT TO MANDATE INFORMAL DISPUTE RESOLUTION TO SETTLE ANY OR ALL CLAIMS RESULTING FROM THIS SALES TRANSACTION. ALTERNATIVE DISPUTE RESOLUTION PROCEEDINGS WILL BE CONDUCTED IN THE STATE OF MASSACHUSETTS ACCORDING TO THE COMMERCIAL RULES OF THE AMERICAN ARBITRATION ASSOCIATION.
It is understood between the parties that damage to the product, ineffectiveness of the product, or other unintended consequences may result because of many factors including the manner of use or application of the product, all of which are beyond the control of the Seller. All such risks shall be assumed by the Buyer.

18. PROCEDURE FOR OBTAINING WARRANTY PERFORMANCE:
To secure this warranty in event of a defect, Buyer must return to Seller the warranty registration card. Contact the Cybex Customer Service Department with questions regarding your warranty by mail or telephone for instructions or a Return Authorization Number as provided below.

               Cybex, International, Inc., Attn: Customer Service Department 10 Trotter Drive
               Medway, MA 02053
               Tel:  1-888-GO-CYBEX, 508-533-4300

                                   SCHEDULE 5

                            GUARANTOR AND AFFILIATES
                             U.S. NATIONAL ACCOUNT
                                   PRICE LIST



     1.  VR2 20% off published US list price.

     2.  All other Strength 25% off the published USA list price.

     3.  700C-CT Upright Bike (Cardio Touch) $1482.25

     4.  700R-CT Recumbent Bike (Cardio Touch) $1592.25

     5.  800S-CT Stepper (Cardio Touch) $1661.40

                                  SCHEDULE  6

                              CYBEX PRESS RELEASE

                      APPROVED TEXT OF JOINT PRESS RELEASE
                      ------------------------------------


     Cybex International, Inc. (CYB:AMEX), of Medway, Mass., announced today the formation of a new subsidiary, Cybex International UK Ltd. Effective May 1, 2001, Cybex International UK Ltd. will directly market and sell Cybex products
in the United Kingdom   The subsidiary will also operate a distribution center
in the United Kingdom which will serve Cybex operations through-out Europe; this distribution center is expected to shorten delivery and service times and permit the Company to better serve customers in this important region. In addition, Cybex will designate a new distributor in Germany. Cybex also announced that its Distributor Agreement with Forza Fitness Equipment Limited, pursuant to which such company has acted as the exclusive distributor of Cybex products in the United Kingdom and parts of Europe, will revert back to Cybex by mutual
agreement of the parties effective April 30, 2001.   Forza Fitness will continue
to distribute to the retail  market under the Reebok brand name.

     John Young, Vice President of International Sales for Cybex, commented:
"The growth of international sales is an important part of Cybex strategy and Europe will be a major focus of our international expansion efforts over the next year. We believe that Cybex new presence in the United Kingdom will maximize our position in that country and also facilitate our sales and service efforts throughout Europe."

Mark Mastrov, Chief Executive Officer of Fitness Holdings Worldwide, the ultimate parent company of Forza, stated: "Forza provided us with a tremendous platform to start developing one of Europe's largest and most successful fitness club chains, now with over 139 locations. This action is now consistent with our strategy and focus of creating 24 Hour Fitness as the first truly global branded health and fitness company."


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